As filed with the Securities and Exchange Commission on July 1, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERITEX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas	27-0973566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200
(Address of Principal Executive Offices)(Zip Code)

2022 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN FOR VERITEX HOLDINGS, INC.
2025 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN FOR VERITEX HOLDINGS, INC.
(Full title of the plan)

C. Malcolm Holland, III
Chairman and Chief Executive Officer
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(Name and address of agent for service)
Tel: (972) 349-6200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Veritex Holdings, Inc. (the “Registrant”) previously filed registration statements on Form S-8 with the Securities and Exchange Commission (the “Commission”) on October 9, 2014 (File No. 333-199223) and June 6, 2019 (File No. 333-231995), whereby the Registrant registered 1,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) reserved for issuance of awards under the Registrant’s 2014 Omnibus Incentive Plan (the “2014 Plan”) and an additional 1,500,000 shares of Common Stock reserved for issuance of awards under the Registrant’s 2019 Amended and Restated Omnibus Incentive Plan (the “2019 Plan”), which amended and restated the 2014 Plan. The 2019 Plan was subsequently amended and restated effective May 17, 2022 as the 2022 Amended and Restated Omnibus Incentive Plan Inc. (the “2022 Plan”), in order to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance by an additional 750,000 shares. On April 25, 2025, the compensation committee of the board of directors of the Registrant adopted the 2025 Amended and Restated Omnibus Incentive Plan (the “2025 Plan”), subject to, and effective upon, shareholder approval, which was received on May 27, 2025, in order to amend and restate the 2022 Plan in order to, among other things, increase the aggregate number of shares of Common Stock authorized for issuance by an additional 900,000 shares.

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering (a) up to 750,000 shares of Common Stock issuable upon exercise or settlement of equity awards under the 2022 Plan that are outstanding as of the date of this Registration Statement and (b) the additional 900,000 shares of Common Stock that are issuable under the 2025 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2022 Plan and the 2025 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated in this Registration Statement by reference:

a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on March 3, 2025 (including information specifically incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 29, 2025);

b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the Commission on May 7, 2025;

c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 21, 2025, January 28, 2025, January 29, 2025, April 22, 2025 and May 28, 2025 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission); and

d) The description of the Registrant’s Common Stock, par value $0.01 per share contained in the Registrant’s description of securities, filed with the Commission as Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such descriptions; and

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Restated Certificate of Formation (with Amendments) (the "Certificate of Formation") and Third Amended and Restated Bylaws of the Registrant require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Title 1, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) acted in good faith, (ii) reasonably believed (a) in the case of conduct in such person’s official capacity as a director or officer of the corporation, that such person’s conduct was in the corporation’s best interest and (b) in other cases, that such person’s conduct was not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Restated Certificate of Formation of the Registrant provides that a director of the Registrant will not be liable to the Registrant for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability of a director who is found liable to the corporation or is found liable because the director improperly received a personal benefit for: (i) a breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not committed in good faith that constitutes a breach of duty owed to the Registrant, or (iii) willful or intentional misconduct in the performance of a director’s duty to the Registrant.

Sections 8.101 and 8.103 of the TBOC provide that a Texas corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or, (v) by unanimous vote of the shareholders. The power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner they reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe their conduct was unlawful.

Section 8.104 of the TBOC provides that a Texas corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of such director’s good faith belief that they have met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that they have not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

The Restated Certificate of Formation and Third Amended and Restated Bylaws of the Registrant permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant or agent of the Registrant who is or was serving at the request of the Registrant as a representative of another organization against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index following the signature page hereto, which Exhibit Index is hereby incorporated into this item.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 1, 2025.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
Name: C. Malcolm Holland, III
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints C. Malcolm Holland, III, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ C. Malcolm Holland, III C. Malcolm Holland, III	Chairman and Chief Executive Officer (Principal Executive Officer)	July 1, 2025

/s/ William L. Holford William L. Holford	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 1, 2025

/s/ Arcilia Acosta Arcilia Acosta	Director	July 1, 2025

/s/ Pat S. Bolin Pat S. Bolin	Director	July 1, 2025

/s/ April Box April Box	Director	July 1, 2025

/s/ Blake Bozman Blake Bozman	Director	July 1, 2025

/s/ William D. Ellis William D. Ellis	Director	July 1, 2025

/s/ William E. Fallon William E. Fallon	Director	July 1, 2025

/s/ Mark C. Griege Mark C. Griege	Director	July 1, 2025

/s/ Gordon Huddleston Gordon Huddleston	Director	July 1, 2025

/s/ Steven D. Lerner Steven D. Lerner	Director	July 1, 2025

/s/ Manuel J. Mehos Manuel J. Mehos	Director	July 1, 2025

/s/ Gregory B. Morrison Gregory B. Morrison	Director	July 1, 2025

/s/ John T. Sughrue John T. Sughrue	Director	July 1, 2025

INDEX TO EXHIBITS

4.1
Second Amended and Restated Certificate of Formation of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).

4.2
Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 10.4 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).
5.1*	Opinion of D. Woodard Glenn, P.C.
23.1*	Consent of D. Woodard Glenn, P.C. (included in Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP.
24.1*	Power of Attorney (included on signature page).
99.1*	2022 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
99.2*	2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
107.1*	Filing Fee Table

*	Filed herewith